Exhibit 99.3

745 Seventh Avenue New York, NY 10019 United States

April 30, 2014

CONSENT OF BARCLAYS CAPITAL INC.

We hereby consent to (i) the inclusion of our opinion letter, dated January 27, 2014, to the Board of Directors of Martin Marietta Materials, Inc. (the “Company”), as Annex D to the joint proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of the Company (the “Registration Statement”), relating to the proposed business combination transaction between the Company and Texas Industries, Inc. and (ii) the references in the Registration Statement to such opinion and our firm in the Registration Statement under the headings “Summary – Opinions of Martin Marietta’s Financial Advisors”, “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement – Background of the Merger”, “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement – Martin Marietta’s Reasons for the Merger; Recommendation of the Martin Marietta Board of Directors” and “The Issuance of Martin Marietta Shares and the Adoption of the Merger Agreement – Opinion of Martin Marietta’s Financial Advisors”.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

BARCLAYS CAPITAL INC.

By:	/s/ Mark E.C. Hudson
Name:	Mark E.C. Hudson
Title:	Managing Director